Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

Pacific Ethanol, Inc. REPORTS

Third Quarter 2012 FINANCIAL RESULTS

•	Establishes 67% Ownership Interest in the Pacific Ethanol Plants
•	Obtains $10.0 million Line of Credit for the Pacific Ethanol Plants
•	Enters New Corn Oil Separation Agreement for the Stockton Plant

Sacramento, CA, November 12, 2012 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and nine-months ended September 30, 2012.

“During the third quarter, we continued to pursue key strategies to secure a strong foundation for the company’s growth,” stated Neil Koehler, the company’s president and CEO. “We raised $21 million in two public offerings, funding our increased ownership interest in the Pacific Ethanol plants to 67%, which provides us with greater strategic control of the plants to support more efficient and cost effective operations. We also expanded by $10 million the plants’ existing $40 million revolving credit facility to support plant operations. In addition, we are further diversifying revenue streams by moving forward with implementation of corn oil separation technology at our Magic Valley and Stockton plants, which we expect to contribute revenue beginning in the first quarter of 2013.”

“The ethanol industry has experienced unprecedented challenges this year. We are diligently focused on improving yields, reducing costs, and increasing operating margins. Even in the face of the worst commodity margin environment in years, we have narrowed operating losses sequentially each quarter since the start of 2012. The long-term outlook for ethanol remains promising, and we are well positioned to take advantage of these opportunities.”

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Financial Results for the Three Months Ended September 30, 2012

Net sales were $215.9 million for the third quarter of 2012, compared to $271.6 million for the third quarter of 2011. The decline in net sales is attributable to both a lower average price per gallon of ethanol sold and a reduction in total gallons sold. Total gallons sold were 107.3 million for the third quarter of 2012, compared to 122.6 million gallons in the third quarter of 2011.

Gross loss was $2.4 million for the third quarter of 2012, compared to gross profit of $8.2 million in the third quarter of 2011. The decrease is attributable to unfavorable margins from the Pacific Ethanol plants. SG&A expenses were $2.9 million in the third quarter of 2012, compared to $3.5 million for the third quarter of 2011.

Loss available to common stockholders for the third quarter of 2012 was $6.3 million, compared to income of $4.0 million for the third quarter of 2011. Adjusted EBITDA was negative $0.9 million for the third quarter of 2012, compared to Adjusted EBITDA of positive $2.9 million in the third quarter of 2011.

The company’s cash balance was $18.7 million at September 30, 2012, compared to a cash balance of $8.9 million at December 31, 2011.

Financial Results for the Nine Months Ended September 30, 2012

For the nine months ended September 30, 2012, net sales were $619.0 million, compared to $659.4 million for the same period in 2011. For the first nine months of 2012, loss available to common stockholders was $14.5 million, compared to income available to common stockholders of $4.2 million for the same period in 2011. Adjusted EBITDA for the first nine months of 2012 was negative $5.0 million, compared to Adjusted EBITDA of positive $5.6 million for the first nine months of 2011.

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Q3 Results Conference Call

Management will host a conference call at 8:00 a.m. Pacific Time / 11:00 a.m. Eastern Time on November 13, 2012. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer, will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 60397129#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 2:00 p.m. Eastern Time on Tuesday, November 13, 2012 through 11:59 p.m. Eastern Time on Tuesday, November 20, 2012. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 60397129#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)

Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization and fair value adjustments. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

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About Pacific Ethanol, Inc.

Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (“WDG”), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Arizona, Nevada, Utah, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 67% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; Pacific Ethanol’s ability to diversify its revenue streams; expected improvements in the ethanol market in future periods; Pacific Ethanol’s ability to take advantage of such market improvements; and the timing and success of the implementation of corn oil separation technology are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, adverse economic and market conditions; changes in governmental regulations and policies; and other events, factors and risks previously and from time to time disclosed in Pacific Ethanol’s filings with the Securities and Exchange Commission including, specifically, those factors set forth in the “Risk Factors” section contained in Pacific Ethanol’s Form 10-K filed with the Securities and Exchange Commission on March 8, 2012 and Form 10-Q to be filed with the Securities and Exchange Commission on November 14, 2012.

(Tables follow)

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PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Net sales	$215,860	$271,649	$619,026	$659,390
Cost of goods sold	218,300	263,461	633,843	647,355
Gross profit (loss)	(2,440)	8,188	(14,817)	12,035
Selling, general and administrative expenses	2,898	3,495	9,400	11,742
Income (loss) from operations	(5,338)	4,693	(24,217)	293
Fair value adjustments	(900)	4,113	352	6,968
Interest expense, net	(3,378)	(4,071)	(9,380)	(11,337)
Other expense, net	(105)	(166)	(499)	(709)
Income (loss) before provision for income taxes	(9,721)	4,569	(33,744)	(4,785)
Provision for income taxes	–	–	–	–
Consolidated net income (loss)	(9,721)	4,569	(33,744)	(4,785)
Net (income) loss attributed to noncontrolling interest in variable interest entity	3,750	(217)	20,191	9,905
Net income (loss) attributed to Pacific Ethanol	$(5,971)	$4,352	$(13,553)	$5,120
Preferred stock dividends	$(319)	$(319)	$(949)	$(946)
Income (loss) available to common stockholders	$(6,290)	$4,033	$(14,502)	$4,174
Net income (loss) per share, basic and diluted	$(0.05)	$0.12	$(0.15)	$0.20
Weighted-average shares outstanding, basic and diluted	115,677	33,201	96,203	21,230
Weighted-average shares outstanding, basic and diluted	115,677	33,201	96,203	21,328

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	September 30,	December 31,
ASSETS	2012	2011
Current Assets:
Cash and cash equivalents	$18,671	$8,914
Accounts receivable, net	27,513	28,140
Inventories	14,374	16,131
Prepaid inventory	6,095	9,239
Other current assets	2,312	4,324
Total current assets	68,965	66,748
Property and equipment, net	153,109	159,617
Other Assets:
Intangible assets, net	3,865	4,458
Other assets	1,723	1,653
Total other assets	5,588	6,111
Total Assets	$227,662	$232,476

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PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2012	2011
Current Liabilities:
Accounts payable	$8,484	$5,519
Accrued liabilities	3,560	2,713
Accrued preferred dividends	–	7,315
Current portion – long-term debt	50,105	750
Total current liabilities	62,149	16,297

Long-term debt, net of current portion	68,990	93,689
Accrued preferred dividends	6,583	–
Warrant liabilities	6,495	1,921
Other liabilities	1,348	1,305
Total Liabilities	145,565	113,212

Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of September 30, 2012 and December 31, 2011 Series B: 927 shares issued and outstanding as of September 30, 2012 and December 31, 2011	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 144,711 and 86,632 shares issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	145	87
Additional paid-in capital	581,985	556,871
Accumulated deficit	(524,487)	(509,985)
Total Pacific Ethanol, Inc. Stockholders’ Equity	57,644	46,974
Noncontrolling interest in variable interest entity	24,453	72,290
Total Stockholders’ Equity	82,097	119,264
Total Liabilities and Stockholders’ Equity	$227,662	$232,476
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Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2012	2011	2012	2011
Net income (loss) attributed to Pacific Ethanol	$(5,971)	$4,352	$(13,553)	$5,120
Adjustments:
Interest expense*	2,223	1,774	4,565	4,755
Interest income*	–	(1)	(3)	(1)
Fair value adjustments	900	(4,113)	(352)	(6,968)
Depreciation and amortization expense*	1,956	880	4,389	2,649
Total adjustments	5,079	(1,460)	8,599	435
Adjusted EBITDA	$(892)	$2,892	$(4,954)	$5,555

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* Adjusted for noncontrolling interest in variable interest entity.

Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2012	2011	2012	2011
Ethanol production gallons sold (in millions)	33.5	38.0	106.0	113.0
Ethanol third party gallons sold (in millions)	73.8	84.6	232.7	194.8
Total ethanol gallons sold (in millions)	107.3	122.6	338.7	307.8
Ethanol average sales price per gallon	$2.65	$2.97	$2.43	$2.79
Corn cost – CBOT equivalent	$7.72	$6.90	$6.73	$6.95
Total co-product tons sold (in thousands)	295.1	345.3	942.7	1,039.5
Co-product return % (1)	27.1%	23.1%	26.2%	22.7%

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 (1) Co-product revenue as a percentage of delivered cost of corn.

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